Exhibit 10.1

STRICTLY CONFIDENTIAL

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of March16, 2006, by and between Intelsat, Ltd. (the “Company”), Intelsat Holdings, Ltd., a Bermuda corporation (“Parent”), and Jeffrey P. Freimark (the “Executive”).

In consideration of the premises and mutual covenants contained herein (including, without limitation, the Company’s employment of the Executive, and the Executive’s departure from his present position and acceptance of employment with the Company and the advantages and benefits thereby inuring to the Company and the Executive) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by each party hereto, the parties hereby agree as follows:

1. Effectiveness of Agreement and Employment of the Executive.

1.1 Effectiveness of Agreement. This Agreement shall become effective upon execution by the parties.

1.2 Employment by the Company. The Company hereby employs the Executive pursuant to the terms of this Agreement, and the Executive hereby accepts such employment, commencing on March 23, 2006 (the “Effective Date”). At such time after the Effective Date as the Company’s current Acting Chief Financial Officer resigns his positions with the Company and with Parent, the Executive shall become Executive Vice President and Chief Financial Officer of the Company and of Parent. During the Employment Period (as defined in Section 3), the Executive shall directly and exclusively report to, and perform such duties and services for the Company (including supervising the Company’s investment in its subsidiaries and affiliates (such subsidiaries and affiliates, collectively, “Affiliates”)) as may be designated from time to time by, the Company’s Chief Executive Officer. During the Employment Period, the Executive shall devote all of his business time and attention to his employment under this Agreement; provided, however, that, subject to the provisions of Sections 5.1 and 5.3, the Executive may continue to serve as a non-executive director on the board of directors of two companies (other than the Company and its Affiliates) during the Employment Period, unless the Executive obtains the prior written consent of the Company to serve as a non-executive director on any other board of directors. The Executive acknowledges that he shall be required to travel on business in connection with the performance of his duties hereunder.

1.3 Location. During the Employment Period, the Executive’s principal place of employment shall be Washington, D.C.; provided, that it is the parties’ current intention that the Executive will spend an appropriate amount of time working at the Company’s headquarters, currently located in Bermuda, in order to fulfill his duties.

2. Compensation and Benefits.

2.1 (a) Salary. During the Employment Period, the Company shall pay the Executive for services during his employment under this Agreement a base salary of no less than the annual rate of five-hundred twenty-five thousand ($525,000) dollars (“Base Salary”). The Base Salary received by the Executive shall be reviewed by the Compensation Committee of the Board of the Company and, following an initial public offering of the Company or a direct or indirect subsidiary or parent of the Company, the Compensation Committee of the Board of the Company or such parent or subsidiary the equity securities of which are to be publicly-traded pursuant to such initial public offering (such applicable committee, the “Compensation Committee”) no less frequently than annually. Any and all increases to the Executive’s Base Salary shall be determined by the Compensation Committee, in its sole discretion. During the Employment Period, such Base Salary shall be payable in equal biweekly installments pursuant to the Company’s customary payroll policies in force at the time of payment, less any required or authorized payroll deductions. The Base Salary may be increased, but not decreased, during the Employment Period.

(b) Annual Bonus. For each fiscal year during the Employment Period, the Executive shall be eligible to receive an annual discretionary bonus (the “Target Bonus”) with a maximum amount up to sixty-five percent (65%) of his Base Salary, subject to his satisfaction of objective performance criteria that have been pre-established by the Compensation Committee in a manner consistent with those of other senior executives of the Company. For each fiscal year during the Employment Period, the Compensation Committee may award an additional bonus (the “Additional Bonus”), in its sole discretion, to the Executive of up to fifty percent (50%) of the Target Bonus, in the event of the Executive’s significant out-performance of objective performance criteria that have been pre-established by the Compensation Committee. The Target Bonus for the Company’s fiscal year 2006 shall be pro-rated to reflect such partial fiscal year. During the Employment Period, the Executive also will be eligible to participate in any deferred compensation plan that is sponsored by the Company in accordance with its terms.

(c) Purchased Shares. Within five (5) days after the determination in this sentence is completed, the Executive will purchase, at a price per share (the “Per-Share Value”) in cash equal to the fair market value of a share of common stock of Parent (a “Parent Common Share”) as of April 1, 2006 (as determined by an independent third party valuation firm, chosen by Parent in its discretion, on a date as near as practicable to April 1, 2006), a number of Parent Common Shares equal to (i) one and one half million dollars ($1.5 million) divided by (ii) the Per Share Value (such purchased Parent Common Shares, “Purchased Parent Shares”). As a condition to the Executive’s purchase of the Parent Common Shares, the Executive hereby agrees that he will become a party to the Shareholders Agreement by and among Parent and the Shareholders named therein, dated as of January 27, 2005, as amended (the “Shareholders Agreement”).

(d) Equity Compensation. Effective as of April 1, 2006, the Executive will be granted options on 77,537 Parent Common Shares, plus options on a number of Parent Common Shares equal to the difference between (i) the number of Parent Common Shares equal to 0.60% of the fully diluted ownership of Parent, pro forma for all Parent Common Shares and options on Parent Common Shares issued or contemplated to be issued at or around the completion of the transactions contemplated by the Merger Agreement among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation and PanAmSat Holding Corporation dated as of August 28, 2005 (the “Merger Agreement”), and assuming repurchases of all shares that, after such completion, are expected to be repurchased pursuant to agreements in effect as of the date of such completion; and (ii) 77,537 (each such option on each such Parent Common Share, an “Option,” and, collectively, the “Options”), having the terms and conditions provided below and such other terms and conditions not inconsistent therewith as may be provided for in Parent’s

2005 Share Incentive Plan, including a strike price equal to the Per-Share Value. The Options shall provide that any Parent Common Shares received upon exercise of Options shall be subject to the terms of the Shareholders Agreement.

(A) Time-Vesting Options. Forty and nine-tenths percent (40.9%) of the Options (the “Time-Vesting Options”) shall vest over sixty (60) months in equal monthly installments commencing on the last day of the first full calendar month following the Effective Date, subject to the Executive’s continued employment on the date of vesting and to Section 4 below. Subject to the Executive’s continued employment, notwithstanding the foregoing, if “private equity investors” own less than 40% of the aggregate equity interests, measured by vote and value, of the Company (“Private Equity Dilution”), then the Time-Vesting Options will become fully vested on the date that is twelve months after the transaction which causes the Private Equity Dilution. For purposes of this Section 2.1(d)(A), “private equity investors” shall mean the Investors (as defined below) and any other similar entities or divisions of entities which are similar type private equity investors including, without limitation, entities which provide venture capital or long-term share capital in exchange for an ownership interest in another entity.

(B) Performance-Vesting Options. An additional forty and nine-tenths percent (40.9%) of the Options shall vest (less any such Options that have already vested pursuant to this clause) if and when the Investors (as defined below) have received a Cumulative Total Return as set forth below (the “Cumulative Total Return Goals”) between five (5) and six (6) times the amount invested by the Investors collectively during the applicable period over which Cumulative Total Return is measured (the “Performance Period”), subject to the Executive’s continued employment as of the date, if any, that such Cumulative Total Return is reached and to Section 4 below. The remaining eighteen and two-tenths percent (18.2%) of the Options granted to the Executive hereunder shall vest (less any such Options that have already vested pursuant to this clause) if and when the Investors have received a Cumulative Total Return between eight (8) and nine (9) times the amount invested by the Investors collectively during the Performance Period, subject to the Executive’s continued employment as of the date, if any, that such Cumulative Total Return is reached and to Section 4 below (together with the Options described in the immediately preceding sentence, the “Performance-Vesting Options”). Any Performance-Vesting Options that remain outstanding but not yet vested as of the eighth (8th) anniversary of the Effective Date shall be forfeited upon such anniversary. If the Cumulative Total Return is between five (5) and six (6) times or eight (8) and nine (9) times the amount invested by the Investors, respectively, the number of Performance-Vesting Options which shall vest shall be interpolated and rounded to the nearest whole number of Performance-Vesting Options.

(C) Cumulative Total Return. The “Cumulative Total Return” means the sum (net of all transaction and valuation costs) of (i) all dividends and other distributions (including management fees) paid to the Investors with respect to Parent Common Shares and shares of preferred stock in Parent beginning from January 28, 2005 (“Parent Preferred Shares”), (ii) the gross proceeds of any sale of Parent Common Shares and Parent Preferred Shares by any of the Investors, and (iii) solely for purposes of determining Cumulative Total Return as of the eighth (8th) anniversary of the Effective Date, the fair market value of the Parent Common Shares and Parent Preferred Shares held by the Investors on the eighth (8th) anniversary of the Effective Date (the “Fair Market Value”), which will be determined by the Compensation Committee in its sole reasonable discretion. Notwithstanding anything in this Agreement to the contrary, upon a corporate transaction in which all of the outstanding Parent Common Shares and Parent Preferred Shares are converted into the right to receive cash, Cumulative Total Return shall be finally determined and there shall be no further opportunity to vest in any Performance-Vesting Options. The “Investors” means each of the members of the Investor Group as defined in the Shareholders Agreement.

(D) Adjustment. In the event of any stock split, reverse stock split, dividend, merger, consolidation, recapitalization or similar event affecting the capital structure of Parent, the exercise price and the number and kind of shares (or other property, including without limitation cash) subject to the Options shall be equitably adjusted to prevent the dilution or enlargement of the value of the Options.

2.2 Benefits. During the Employment Period, the Executive shall be eligible to participate, on the same basis and at the same level as other similarly situated senior executives of the Company generally, in any group insurance, hospitalization, medical, vision, health and accident, disability, life insurance and enhanced executive life insurance, fringe benefit and retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof (including eligibility provisions relating to pre-privatization and post-privatization employment status). During the Employment Period, the Executive shall be entitled to twenty-five (25) days vacation time annually, and with vacation accruals consistent with the Company’s policies at such time as applied to similarly situated executives of the Company generally up to a maximum of sixty (60) days. Notwithstanding the foregoing, the Executive shall be entitled, during his first 180 days of employment with the Company, to an “advance” against vacation time not yet accrued, such advance not to exceed 10 vacation days, and such advance to be effectively “repaid” by the Executive from vacation time as accrued. During the Employment Period, the Executive shall be entitled to an annual car/club/financial planning allowance of up to twenty-thousand dollars ($20,000), subject to such documentation of expenditures as the Company may reasonably require.

2.3 Expenses. During the Employment Period, pursuant to the Company’s customary reimbursement policies in force at the time of payment, the Executive shall be promptly reimbursed, subject to the Executive’s presentation of vouchers or receipts therefor, for all expenses incurred by the Executive on behalf of the Company in the performance of the Executive’s duties hereunder.

2.4 Relocation Expenses. (a) The Company will reimburse the Executive for all documented, reasonable expenses of moving from Arkansas to the Washington, D.C. metropolitan area (and for reasonable insurance for full replacement value during the move) the Executive’s and his family’s household goods and possessions, including but not limited to the Executive’s personal art and wine collections (recognizing that such collections may cause the Executive to incur costs in addition to those associated with an ordinary household move) and up to three automobiles. The Executive may select the company or companies to conduct the move, subject to the approval of the Company, which approval will not be unreasonably withheld, conditioned or delayed. To the extent that such reimbursement causes the Executive to incur income taxes, the Company will gross up the reimbursement to account for the income tax liability.

(b) The Company will, on or as soon as practicable after the Effective Date, obtain temporary housing for the Executive and the Executive’s immediate family (not less than two bedrooms) in the Washington D.C. area, and will while the Executive is in temporary housing reimburse the Executive for the reasonable costs of meals and laundry/dry cleaning for himself and his family, until such time as the Executive has leased or purchased a home in the Washington D.C. area. If, at the time of such lease or purchase, the Executive has not yet sold his home in Arkansas (the “Arkansas Home”), the Company shall thereafter reimburse the Executive for his monthly mortgage payment and other expenses in respect of the Arkansas Home (including reasonable expenses for interest, insurance, utilities, maintenance, and landscaping, and excluding any payments to principal). The combined time period for such temporary housing and/or such mortgage and expense reimbursement shall not exceed 14 months total. When the Executive sells the Arkansas Home, (i) the Company will reimburse the Executive for the actual loss, if any, on such sale documented by the Executive, up to a maximum amount of three hundred thousand dollars ($300,000) or (ii) the Executive will repay to the Company the amount of any mortgage payments on the Arkansas Home reimbursed by the Company pursuant to this Section 2.4 to the extent of the actual gain, if any, on such sale. The Company will also provide the Executive, as of the Effective Date, with a relocation allowance equal to four weeks pro rata of the Executive’s Base Salary.

3. Employment Period. The Executive’s employment under this Agreement shall commence as of the Effective Date, and shall terminate on the first anniversary thereof, unless terminated earlier pursuant to Section 4 (the “Initial Employment Period”). Unless written notice of either party’s desire to terminate this Agreement has been given to the other party at least ninety (90) days but no more than one hundred and twenty (120) days prior to the expiration of the Initial Employment Period (or any renewal thereof contemplated by this sentence), the term of the Executive’s employment hereunder shall be automatically renewed for successive one (1) year periods (such term, including the Initial Employment Period, as it may be extended, the “Employment Period”). A notice of non-renewal provided by the Company shall be treated as a termination by the Company without Cause for purposes of Sections 4.4(a), (b), (c) and (d) (and the Company shall have no additional obligation other than the payment of the Executive’s earned but unpaid compensation through the effective date of such termination, except as otherwise required by law or the terms of the Company’s benefit plans), and a notice of non-renewal provided by the Executive shall be treated as a termination by the Executive without Good Reason for purposes of Section 4.6.

4. Termination and Forfeiture of Payments and Benefits.

4.1 Termination by the Company for Cause. The Executive’s employment with the Company may be terminated at any time by the Company for Cause. Upon such a termination, the Company shall have no obligation to the Executive pursuant to this Agreement other than the payment of the Executive’s earned and unpaid compensation through the effective date of such termination, except as otherwise required by law or by the terms of the Company’s benefit plans. Any Purchased Parent Shares may be repurchased by Parent at any time following such termination of employment at a price per Purchased Parent Share equal to the lesser of (i) the greater of (x) the Fair Market Value of such Purchased Parent Share on the date of the most recent valuation prior to such termination minus (y) the value of any dividends, distributions, or dividend equivalents previously paid to the Executive in respect of such Purchased Parent Share

(subject to equitable adjustment in Parent’s discretion to reflect dividends, distributions, corporate transactions, or similar events, to the extent not reflected in (y)) or $0, or (ii) (x) the amount paid by the Executive to purchase such Purchased Parent Share minus (y) the value of any dividends, distributions, or dividend equivalents previously paid to the Executive in respect of such Purchased Parent Share (subject to equitable adjustment in Parent’s discretion to reflect dividends, distributions, corporate transactions, or similar events, to the extent not reflected in (y)) but in no event less than $0. All Options that are outstanding and unexercised as of the date of termination shall be forfeited as of the date of termination, and Parent may repurchase any Parent Common Shares held by the Executive as a result of the exercise of Options at any time and from time to time after the date of such termination for a purchase price equal to the par value of such repurchased shares and, following such repurchase, the Executive shall have no rights with respect to such shares other than the receipt of such par value amount.

For purposes of this Agreement, the term “Cause” shall mean any of the following: (i) the Executive’s failure to perform materially his duties under the Agreement (other than by reason of illness or disability), (ii) the Executive’s commission of, or plea of no contest to, a felony or his commission of, or plea of no contest to, any other crime involving moral turpitude or his commission of a material dishonest act or fraud against the Company or any of its Affiliates, (iii) any act or omission by the Executive that is the result of his misconduct or gross negligence and that is, or may reasonably be expected to be, materially injurious to the financial condition, business or reputation of the Company or any of its Affiliates, or (iv) the Executive’s breach of any material provision of this Agreement. Any such occurrence described in clause (i) or (iv) of the preceding sentence that is curable shall constitute “Cause” only after the Company has given the Executive written notice of, and twenty (20) business days’ opportunity to cure, such violation, and then only if such occurrence is not cured.

4.2 Permanent Disability. If, during the Employment Period, the Executive becomes disabled within the meaning of the Company’s applicable long-term disability plan, the Company shall have the right to terminate the Executive’s employment with the Company upon written notice to the Executive. Upon such a termination, the Company shall have no obligation to the Executive other than to pay the Executive’s earned and unpaid compensation through the effective date of such termination and to treat the Options as described below in this Section 4.2, except as otherwise required by law or by the terms of the Company’s benefit plans. Any Time-Vesting Options that are not vested as of the date of termination shall vest as of the date of termination. Any Performance-Vesting Options that are not vested as of the date of termination will remain outstanding and if the Investors meet the Cumulative Total Return Goal prior to the eighth (8th) anniversary of the Effective Date, the Executive will vest in a number of Performance-Vesting Options, at such time as each applicable Cumulative Total Return Goal is met, which number is equal to the difference between (1) the product of (x) the total number of Performance-Vesting Options which would have been vested as of the date of the determination had the Executive remained employed through such date and (y) a fraction, the numerator of which is the period of time that the Executive was employed by the Company from the Effective Date and the denominator of which is the period of time from the Effective Date until the applicable Cumulative Total Return Goal is met, and (2) any Performance-Vesting Options that already vested. All other Performance-Vesting Options will be forfeited. Any Performance-Vesting Options that remain outstanding but not yet vested as of the eighth (8th) anniversary of the Effective Date shall be forfeited. Following the Executive’s disability pursuant to this

Section 4.2, Section 4.4(d) shall apply to any repurchase by Parent of Parent Common Shares held by the Executive following the Executive’s termination of employment under this Section 4.2 as a result of the exercise of Options and to Parent repurchases of Purchased Parent Shares. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may permit the vesting of any Performance-Vesting Options that are not vested as of the date of termination.

4.3 Death. The Executive’s employment with the Company shall terminate automatically upon the death of the Executive and the Company shall have no obligation to the Executive or the Executive’s estate other than to pay the Executive’s earned and unpaid compensation through the date of the Executive’s death, and to treat the Options as described below in this Section 4.3, except as otherwise required by law or by the terms of the Company’s benefit plans. Any Time-Vesting Options that are not vested as of the date of death shall vest as of the date of death. Any Performance-Vesting Options that are not vested as of the date of death will remain outstanding and if the Investors meet the Cumulative Total Return Goal prior to the eighth (8th) anniversary of the Effective Date, a number of Performance-Vesting Options will vest at such time as each applicable Cumulative Total Return Goal is met, which number is equal to the difference between (1) the product of (x) the total number of Performance-Vesting Options which would have been vested as of the date of the determination had the Executive remained employed through such date and (y) a fraction, the numerator of which is the period of time that the Executive was employed by the Company from the Effective Date and the denominator of which is the period of time from the Effective Date until the applicable Cumulative Total Return Goal is met, and (2) any Performance-Vesting Options that already vested. All other Performance-Vesting Options will be forfeited. Any Performance-Vesting Options that remain outstanding but not yet vested as of the eighth (8th) anniversary of the Effective Date shall be forfeited. Following the Executive’s death, Section 4.4(d) shall apply to Parent repurchases of Parent Common Shares held by the Executive as a result of the exercise of Options and to Parent repurchases of Purchased Parent Shares. Notwithstanding the foregoing, the Compensation Committee, in its sole discretion, may permit the vesting of any Options that are not vested as of the date of termination.

4.4 Termination by the Company Without Cause. The Executive’s employment with the Company may be terminated at any time by the Company without Cause. In such event, the Executive shall have the rights set forth in the subparagraphs below.

(a) Severance. Subject to the Executive’s continued compliance with his obligations under this Agreement, the Company shall have no obligation to the Executive other than: (i) the payment of the Executive’s earned and unpaid compensation through the effective date of such termination; (ii) the payment of any deferred bonus, subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); (iii) the payment of an amount equal to the sum of the Executive’s annual Base Salary plus the Executive’s Target Bonus (but not the Additional Bonus), fifty percent (50%) of which shall be paid to the Executive upon the first business day following the six (6) month anniversary of the date of termination of employment and the remainder of which shall be paid to the Executive in equal installments each month thereafter for six (6) months; and (iv) treatment of the Options (and, if applicable, Purchased Parent Shares) as described below in Sections 4.4(b), (c) and (d), except as otherwise required by law or by the terms of the Company’s benefit plans (excluding severance plans); provided, that if the termination without Cause occurs within the six (6) month period after a Change of Control (as defined in Section 4.8 below), in lieu of the cash severance benefits set forth in clause (iii) above, the Executive shall receive the payment over a twelve (12) month period in equal monthly installments of the sum of the Executive’s annual Base Salary plus the greater of (x) the Executive’s Target Bonus (but not the Additional Bonus) as in effect as of the date of termination and (y) the Target Bonus (but not the Additional Bonus) paid to the Executive for the year immediately preceding the year in which the date of termination occurs. In the event that the Executive is eligible to receive the severance benefits provided for by this Section 4.4(a), the Executive shall not be eligible to receive severance benefits under any other Company plan, policy, or agreement. With respect to clauses (i) and (ii), and for the avoidance of doubt, the fact that the Company might pay, after the Executive’s termination date, to its or its Affiliates’ employees a bonus relating to the Company’s performance during all or any part of the period when the Executive was an employee of the Company shall not give rise to any entitlement by the Executive to any such bonus, or to the Target Bonus or the Additional Bonus, whether as earned compensation, a deferred bonus, or otherwise.

(b) Time-Vesting Options. Any unvested Time-Vesting Options shall be forfeited as of the date of termination; provided, that if the termination without Cause occurs within the six (6) month period after a Change of Control (as defined in Section 4.8 below), all unvested Time-Vesting Options shall vest as of the date of termination.

(c) Performance-Vesting Options. If the Performance-Vesting Option are not vested as of the date of termination, they shall remain outstanding until the one hundred eightieth (180th) day following the date of termination, and if still unvested as of such day, shall be forfeited.

(d) Repurchase and Cancellation Right. Any (i) Parent Common Shares held by the Executive as a result of the exercise of Options may be repurchased by Parent at a price per share equal to the fair market value of a Parent Common Share as determined on the date of the most recent valuation of Parent Common Shares (the “Recent Valuation”) prior to such termination, at any time following (x) the date of termination of employment, in the event such Parent Common Shares were held as of such termination and (y) the exercise of Options, in the event such exercise occurred after the date of termination of employment, provided, that Parent Common Shares acquired upon exercise of Options after termination of employment shall be purchased at a price per share equal to the fair market value of Parent Common Shares as determined pursuant to the Recent Valuation prior to the applicable exercise date; (ii) outstanding and unexercised Options may be cancelled by Parent at any time following the date of termination of employment in exchange for the payment to the Executive of an amount per Option equal to the fair market value of a Parent Common Share as determined on the date of the Recent Valuation prior to such termination (minus the exercise price of such Option); and (iii) Purchased Parent Shares may be repurchased by Parent at any time following the date of termination of employment, at a price per share equal to the Fair Market Value of a Parent Common Share as determined on the date of the most recent valuation prior to such termination.

4.5 Termination by the Executive for Good Reason. (a) During the Employment Period, the Executive’s employment with the Company may be terminated by the Executive for Good Reason, if the Executive provides the Company with notice within (ninety) 90 days following the Executive’s knowledge of the event constituting Good Reason. In the event that the Executive terminates his employment with the Company for Good Reason, the Executive shall be entitled to the same payments and benefits that he would have been entitled to receive under Section 4.4 if his employment had been terminated by the Company without Cause and the Company shall be entitled to the repurchase rights thereunder.

(b) For purposes of this Agreement, the term “Good Reason” shall mean any of the following conditions or events without the Executive’s prior consent: (i) a material diminution of the Executive’s position or responsibilities that is inconsistent with the Executive’s title (provided, that (x) any change in the Executive’s position or responsibilities that occurs as a result of a corporate transaction or (y) any change in the Executive’s position or responsibilities pursuant to an internal reorganization, in each case following which the Executive’s level of responsibility at the Company is not materially diminished, shall not give rise to Good Reason under clause (i) or (ii) of this definition), (ii) a material breach by the Company of any terms of the Agreement, (iii) a reduction in the Executive’s base salary or bonus potential, or the failure to pay the Executive any material amount of compensation when due, (iv) a requirement that the Executive report to any person other than the Chief Executive Officer of the Company or, (v) a relocation of the Executive’s principal place of business more than fifty (50) miles away from Washington, D.C. Any such occurrence shall constitute “Good Reason” only after the Executive has given the Company written notice of, and twenty (20) business days’ opportunity to cure, such violation, and then only if such occurrence is not cured.

4.6 Termination by the Executive Without Good Reason. The Executive may voluntarily resign from his employment with the Company without Good Reason, provided, that the Executive shall provide the Company with ninety (90) days’ advance written notice (which notice requirement may be waived, in whole or in part, by the Company in its sole discretion) of his intent to terminate. Upon such a termination, the Company shall have no obligation other than the payment of the Executive’s earned but unpaid compensation through the effective date of such termination, except as otherwise required by law or by the terms of the Company’s benefit plans. All unvested Options shall be immediately forfeited. Any (i) Parent Common Shares held by the Executive as a result of the exercise of Options, (ii) Options and (iii) Purchased Parent Shares may be repurchased (or cancelled, in the case of Options) by Parent at any time during the two (2) year period following such termination of employment at a price per share (or Option) equal to the lesser of (i) the greater of (x) the fair market value determined pursuant to the Recent Valuation prior to such termination minus the value of any dividends, distributions or dividend equivalents previously paid to the Executive in respect of such share or Option and minus the applicable exercise price (in the case of Options), subject to equitable adjustment in Parent’s discretion to reflect dividends, distributions, corporate transactions, or similar events, to the extent not reflected in this clause (x) or (y) zero dollars ($0), or (ii) in the case of Purchased Parent Shares and Parent Common Shares held by the Executive as a result of the exercise of Options (x) the exercise price per share paid by the Executive in purchasing such Parent Common Shares or the amount paid by the Executive to purchase such Purchased Parent Shares, as applicable, minus (y) the value of any dividends, distributions or dividend equivalents previously paid to the Executive in respect of such share (in the case of Parent Common Shares and Purchased Parent Shares) or Option, (subject to equitable adjustment in Parent’s discretion to reflect dividends, distributions, corporate transactions, or similar events, to the extent not reflected in this clause (y)) but in no event less than zero dollars ($0).

4.7 Release of Claims and Cooperation. As a condition to receiving the payments set forth in Section 4.4 or Section 4.5 upon a termination by the Company without Cause (or upon a notice of non-renewal by the Company) or by the Executive for Good Reason, the Executive shall be required to execute and not revoke a waiver and release of claims in favor of the Company and its Affiliates, in the form attached hereto as Exhibit A and, for a 180-day period following such employment termination, shall make himself reasonably available to provide transition services and consultation to the Company, subject to his other business and personal commitments.

4.8 Definition of Change of Control. A “Change of Control” shall mean (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time) not affiliated with Parent or its owners immediately prior to such acquisition of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%), indirectly or directly, of the equity vote of Parent (other than any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent or any affiliate) or (ii) consummation of an amalgamation, a merger or consolidation of Parent or any direct or indirect subsidiary thereof with any other entity or a sale or other disposition of all or substantially all of the assets of Parent following which the voting securities of Parent that are outstanding immediately prior to such transaction cease to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or the entity that owns substantially all of Parent’s assets either directly or through one or more subsidiaries) or any parent or other Affiliate thereof) at least fifty percent (50%) of the combined voting power of the securities of Parent or, if Parent is not the surviving entity, such surviving entity (or the entity that owns substantially all of Parent’s assets either directly or through one or more subsidiaries) or any parent or other Affiliate thereof, outstanding immediately after such transaction.

4.9 Resignation. Upon a termination of employment, the Executive will upon the Company’s request resign from all boards of directors and officer positions of the Company and any of its Affiliates, and from all boards of directors and officer positions with other companies or organizations to which the Executive was appointed at the request or on the designation of the Company.

5. Covenants.

5.1 The Executive understands that, in the course of his employment with the Company, he will be given access to confidential information and trade secrets including, but not limit to, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flowcharts, research, development, processes, procedures, “know-how,” marketing techniques and materials, marketing and development plans, business plans, merger or acquisition investigations, customer names and other information relating to customers, price lists, pricing policies, and financial information (“Confidential Information”). Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. The Executive agrees that during his employment by the Company and thereafter he will hold in confidence and not to directly or indirectly reveal, report, publish, disclose, or transfer any Confidential Information to any person or entity, or utilize any Confidential Information for any purpose, except in the course of the Executive’s work for the Company. The Executive agrees to turn over all copies of Confidential Information in his control to the Company upon request or upon termination of his employment with the Company. For purposes of this Section 5.1, Company shall include Affiliates of the Company. The Executive agrees to enter into as of the Effective Date the Company’s general Conflict of Interest and Confidentiality Agreement set forth on Exhibit B.

5.2 The Executive agrees that, during his employment with the Company and for one (1) year thereafter (the “Restricted Period”), he will not, either directly or indirectly, hire Company employees or former employees (which shall for this purpose include any individual employed by the Company at any point during the year preceding such hiring), induce, persuade, solicit or attempt to induce, persuade, or solicit any of the Company’s employees to leave the Company’s employ, nor will he help others to do so. This means, among other things, that if the Executive’s employment with the Company terminates (whether voluntarily or involuntarily), he shall refrain during the Restricted Period from giving any person or entity the names of his former, fellow employees or any information about them, as well as refrain from in any way helping any person or entity hire any of his former, fellow employees away from the Company. This shall not be construed to prohibit general solicitations of employment through the placing of advertisements. For purposes of this Section 5.2, Company shall include Affiliates of the Company.

5.3 The Executive agrees that, during the Restricted Period, he shall not, without the prior written consent of the Board, engage in or become associated with any business or other endeavor engaged in or competitive with the businesses (the “Protected Businesses”) conducted by the Company or its Affiliates (which Protected Businesses include, without limitation, the provision of commercial satellite services on a retail basis, a wholesale basis and on a distributor basis); provided, that the Protected Businesses shall not include any other businesses of an entity directly or indirectly owned or controlled by any Investor (unless those businesses are businesses of the Company or any of its Subsidiaries or businesses of other entities in which the Company, directly or indirectly, owns twenty percent (20%) or more of the equity interests). For these purposes, the Executive shall be considered to have become “associated with” a business or other endeavor if the Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in that business. The foregoing shall not be construed to forbid the Executive from making or retaining investments in less than one percent of the equity of any entity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

5.4 The Executive agrees that during and after his employment by the Company and its Affiliates, the Executive will assist the Company and its Affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against the Company or any of its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will assist the Company and its Affiliates in the prosecution of any claims that may be made by the Company or any of its

Affiliates in any Proceeding, to the extent that such claims may relate to the Executive’s employment or the period of the Executive’s employment by the Company or any of its Affiliates. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its Affiliates (or their actions), regardless of whether a lawsuit has then been filed against the Company or any of its Affiliates with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including lost wages or other benefits, travel expenses and any attorneys’ fees.

5.5 The Company and the Executive acknowledge that the time, scope, geographic area and other provisions of this Section 5 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement. The Executive acknowledges and agrees that the terms of this Section 5: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company and its Affiliates, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public. The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of this Section 5 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. The parties hereto acknowledge and agree that the provisions of Section 7.9 below are accurate and necessary because (A) this Agreement is entered into in the District of Columbia, (B) as of the Effective Date, the District of Columbia will have a substantial relationship to the parties hereto, (C) the use of District of Columbia law provides certainty to the parties hereto in any covenant litigation in the United States, and (D) enforcement of the provisions of this Section 5 would not violate any fundamental public policy of the District of Columbia or any other jurisdiction. In the event that the agreements in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

6. Notices. Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, or by facsimile, to the following addresses:

if to the Company or to Parent:

Intelsat, Ltd. or Intelsat Holdings, Ltd.

North Tower, 2nd Floor

90 Pitts Bay Road

Pembroke HM 08, Bermuda

Telecopy: (441) 292-8300

Attention: Chief Executive Officer

With a copy to:

General Counsel

Intelsat Holdings, Ltd.

North Tower, 2nd Floor

90 Pitts Bay Road

Pembroke HM 08, Bermuda

Telecopy: (441) 292-8300

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telephone: (212) 403-1000

Telecopy: (212) 403-2000

Attention: David M. Silk, Esq.

                   Michael S. Katzke, Esq.

if to the Executive:

Jeffrey P. Freimark

At the address most recently on the books and records of the Company.

With a copy to:

Shea Stokes & Carter, A.L.C.

510 Market Street, 3rd Floor

San Diego, CA 92101-7025

Telephone: (404) 766-0076

Telecopy: (404) 766-8823

Attention: Arch Y. Stokes, Esq.

Any notice shall be deemed given when actually delivered to such party at the designated address, or five (5) days after such notice has been mailed or sent by overnight courier or when sent by facsimile with printed confirmation, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

7. Miscellaneous.

7.1 Representation. No agreements or obligations exist to which the Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement and there are no material (i) threatened claims that (x) are unresolved and still outstanding as of the date hereof and (y) have been received by the Executive in writing during the twenty-four (24) months prior to the date hereof, (ii) existing claims, and (iii) pending claims, in each case, against him of which he is aware, if any, as a result of his employment with any previous employer or his membership on any boards of directors which could be reasonably expected to be materially damaging to the Executive monetarily, reputationally or otherwise.

7.2 Entire Agreement. This Agreement and the documents incorporated by reference herein contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior plans, arrangements, agreements and understandings, including, without limitation, any term sheet (and any illustrative projections set forth therein) summarizing the terms memorialized in this Agreement).

7.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

7.4 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company’s business and properties. The Company may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of the Executive. The Executive’s rights or obligations under this Agreement may not be assigned by the Executive.

7.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.6 Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the District of Columbia applicable to contracts executed and to be wholly performed therein.

7.7 Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

7.8 Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

7.9 Dispute Resolution. Arbitration will be the method of resolving disputes under the Agreement, other than disputes arising under Section 5. All arbitrations arising out of this Agreement shall be conducted in Washington, D.C. Subject to the following provisions, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the “Association”) then in effect. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the Association equally.

7.10 Legal Fees: Other Expenses. The Company will promptly reimburse the Executive for all reasonable and documented legal fees and related expenses incurred in connection with the drafting, negotiation and execution of this Agreement.

7.11 Indemnification. The Company will, to a degree no less favorable than would be applicable under its policies and contractual obligations to similarly situated senior executives as of immediately prior to the Effective Date, indemnify and hold the Executive harmless from any and all liability arising from his good faith performance of services pursuant to this Agreement as an employee, officer, or director of the Company, its subsidiaries and any of its Affiliates. In addition, the Executive will have the benefit of coverage under any D&O insurance policy that the Company may have in place to the same extent as similarly situated senior executives of the Company.

7.12 Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes and all other applicable withholding amounts. Without limiting the generality of the foregoing the delivery of Parent Common Shares upon exercise of Options shall be conditioned upon the Executive’s satisfaction of all applicable withholding requirements by direct payment to the Company, withholding from cash payments otherwise due to the Executive, or a combination thereof.

7.13 If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such

Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and without any diminution in the value of the payments to the Executive.

7.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INTELSAT HOLDINGS, LTD.

By:	/s/ David McGlade
David McGlade
Chief Executive Officer

INTELSAT LTD.

By:	/s/ David McGlade
David McGlade
Chief Executive Officer

THE EXECUTIVE

/s/ Jeffrey P. Freimark
Jeffrey P. Freimark

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release of Claims (“Agreement”) is made by and among NAME (“Employee”), an individual, Intelsat Holdings, Ltd. (“Parent”) and Intelsat Ltd. (“Intelsat” or the “Company”).

WHEREAS, the Employee is a party to an Employment Agreement with Parent and the Company, dated as of [            ], 2006 (the “Employment Agreement”); and

WHEREAS, the Employee’s employment with Intelsat will terminate as of                          and Intelsat desires to provide Employee with separation benefits as set forth in his Employment Agreement to assist Employee in the period of transition following Employee’s termination;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1)	Separation Benefits.

a)	Separation Date and Final Paycheck. Employee’s employment with Intelsat will terminate effective (the “Separation Date”). The Employee received normal compensation up to and including that date, including a lump sum payment for all earned but unused vacation less all required tax withholdings and other authorized deductions.

b)	Severance Pay. Following Employee’s execution and non-revocation of this Agreement, and provided all Company property has been returned, Intelsat will pay to Employee severance pay in accordance with the terms of the Employment Agreement, less all required tax withholdings and other authorized deductions.

c)	Continued Coverage Under Group Health Plans. Employee shall be entitled to elect to continue coverage under each of the Company’s group health plans in which he was enrolled as of the date his coverage ceases in accordance with the terms of the Employment Agreement, consistent with the status and level of coverage that was in place as of such date, in accordance with the requirements of the Consolidate Omnibus Budget Reconciliation Act of 1985 and its relevant regulations (“COBRA”). Employee shall be solely responsible for paying the full amount of all premiums that are chargeable in connection with such coverage, subject to all requirements of COBRA.

d)	Except as set forth in this Agreement or as required by federal, state or local law, Employee shall not be entitled to any additional benefits relating to Employee’s separation of employment; provided, however, that this Agreement does not affect or impair Employee’s rights to the benefits identified on Schedule 1 to this Agreement [list specific entitlements].

2)	Release. Employee, on Employee’s own part and on behalf of Employee’s dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges the Company, and its parent, subsidiaries, affiliates, owners, trustees, directors, officers, agents, employees, stockholders, representatives, assigns, and successors (collectively referred to as “Intelsat Releasees”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has at any time heretofore owned or held against said Intelsat Releasees, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with Intelsat or Employee’s separation from employment with Intelsat, except with respect to those benefits set forth in Paragraph 1 of this Agreement.

3)	Time to Consider Agreement. Employee may take twenty-one (21) days from the date this Release is presented to Employee to consider whether to execute this Release, and may wish to consult with an attorney prior to execution of this Release. Employee, by signing this Agreement, specially acknowledges that he/she is waiving his/her right to pursue any claims under federal, state or local discrimination laws, including the Age Discrimination in Employment Act, 29 U.S.C. Section 626 et seq., which have arisen prior to the execution of this Release. This release shall become final and irrevocable upon execution by the Employee, except that if Employee is age 40 or older, Employee may revoke the Release at any time during the seven (7) day period following Employee’s execution of the Release, after which time it shall be final and irrevocable.

4)	Restrictive Covenants Intact. Employee hereby acknowledges the continuing validity and enforceability of the terms of the Employment Agreement (including without limitation the cooperation covenant of Section 4.7 (“Cooperation”), the no-hire and nonsolicitation covenant of Section 5.2 (“Nonsolicitation”), the noncompetition covenant of Section 5.3 (the “Noncompete”)), the Conflict of Interest and Confidentiality Agreement, and/or any other confidentiality agreement or restrictive covenant that Employee signed during Employee’s employment with Intelsat. Employee hereby affirms his/her understanding that Employee must remain in compliance with those terms following the Separation Date. In the event that it should be proven in a court of competent jurisdiction that Employee has materially violated any of the terms of the Cooperation, Nonsolicitation or Noncompete covenant or the Confidentiality Agreement and has failed to cure such breach following receipt of written notice of same and a reasonable opportunity to cure, Employee shall repay Intelsat, in addition to any other relief or damages to which Intelsat might be entitled, the Separation Benefits described in subparagraph 1(b).

5)	Confidentiality. Employee and Intelsat agree that the existence and terms of this Agreement are strictly confidential and that neither party shall disclose the existence or terms of this Agreement except as required by law or regulation. Employee further agrees that if Employee breaches this confidentiality provision, Employee shall repay Intelsat the Separation Benefits described in subparagraph 1(b).

6)	Nondisparagement. Employee hereby covenants and agrees that Employee will not at any time, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of Intelsat or any of the Intelsat Releasees. Employee further agrees that if Employee breaches this nondisparagement provision, Employee shall repay Intelsat the Separation Benefits described in subparagraph 1(b).

7)	References. All inquiries to Intelsat concerning Employee’s employment shall be directed to the [Senior Vice President of Corporate Services and Government Relations], who shall confirm dates of employment and level of compensation of the Employee during Employee’s employment with Intelsat.

8)	Miscellaneous. This Agreement is governed by the laws of the District of Columbia. If any of the provisions of this Agreement are held to be illegal or unenforceable, the Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

9)	Return of Property. Employee hereby represents to the Company that all property belonging to Intelsat has been returned, including, without limitation, all keys, access cards, credit cards, passwords, access codes, and other information necessary to access any computer or electronic database; all books, files, documents, and electronic media; and all Company property of any kind that Employee has in his/her possession or control, or that Employee obtained from the Company.

10)	Entire Agreement. Employee agrees that this Agreement contains and comprises the entire agreement and understanding between Employee, Parent and the Company regarding Employee’s termination of employment; that there are no additional promises between Employee and Parent and/or the Company other than those contained in this Agreement or any continuing obligations as described in paragraphs 1(e), 4 and 6; and that this Agreement shall not be changed or modified in any way except through a writing that is signed by both the Employee and the Company; provided, that the obligations of Employee under the Shareholders Agreement remain in effect without amendment by this Agreement.

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains voluntarily and knowingly, and with full understanding of its consequences.

Intelsat Holdings, Ltd. Add parent or company if needed

By:
EMPLOYEE NAME:		[NAME] [TITLE]

Date:	Date:

EXHIBIT B

INTELSAT CONFLICT OF INTEREST

AND CONFIDENTIALITY AGREEMENT

In consideration of my employment or continuing employment by Intelsat and the compensation received from Intelsat by me from time to time and other good and valuable consideration, the sufficiency of which I hereby acknowledge, I,                                                                                           (hereinafter referred to as “Employee”), agree as follows:

(A)	PRIOR UNDERSTANDING

1.	Employee warrants as follows:

Initial as appropriate:

a.	That he or she is ( )* / is not ( ) restricted by any contract with a previous employer or any other person or business from accepting employment with Intelsat,

b.	That he or she has ( )* / has not ( ) signed any confidentiality, non-disclosure, or non-competition agreement with a previous employer or any other person or business that would affect Employee’s ability to perform his or her duties for Intelsat, and

c.	That he or she is ( )* / is not ( ) under any other obligations to a previous employer or any other person or business except as may exist under federal or common law.

*	Please provide details and copies of such contracts or agreements to your Human Resources representative prior to employment.

2.	Employee agrees that he or she will not disclose to Intelsat any trade secrets acquired during his or her employment or association with a previous employer or acquired during his or her employment or association with any other entity. Employee acknowledges that any disclosure to Intelsat in violation of this Paragraph may constitute cause for discharge from employment.

(B)	FULL EFFORTS WHILE EMPLOYED

Intelsat is entitled to Employee’s full-time efforts during the course of employment. Employee may not use the facilities of, or identification with, Intelsat to carry on a private business or profession. Employee shall also not engage in a profit or non-profit activity outside employment with Intelsat if this activity:

a.	Is in competition with Intelsat or provides goods, services, or assistance to a competitor;

b.	Involves doing business with a supplier of goods or services to Intelsat or any Intelsat customer;

c.	Interferes with the Employee’s assigned duties at Intelsat.

Notwithstanding the foregoing, nothing herein shall per se prevent the Employee from performing his duties in connection with service as a non-executive director on the board of directors of another company pursuant to Section 1.2 of the Employee’s Employment Agreement, dated as of [            ], 2006, by and between Intelsat Holdings, Ltd. and the Employee, check reference so long as such duties do not interfere with the Employee’s duties at Intelsat.

(C)	INVENTIONS AND DISCOVERIES

Inventions and Discoveries

Except as may be provided otherwise in prior written agreements between the Employee and Intelsat, Employee will disclose and assign to Intelsat all designs, improvements, inventions, and discoveries relating to the business of Intelsat that have originated or will originate in connection with work done for Intelsat, that are made, first reduced to practice, discussed, or conceived by Employee or by Employee jointly with others during any previous or future period of employment with Intelsat. The foregoing obligation to disclose and assign to Intelsat the designs, improvements, inventions, and discoveries of Employee shall apply whether or not they are first reduced to practice, devised, or conceived during regular working hours, or on Intelsat’s premises, and/or at the expense of Intelsat. All such designs, improvements, inventions, and discoveries shall remain Intelsat’s property whether or not so disclosed or assigned and Employee will cooperate fully with Intelsat during and after Employee’s employment in accomplishing the intent of this provision. Per written agreement by and between Intelsat and Employee, Intelsat, at its option, may elect to share royalties accruing to Intelsat resulting from Employee’s efforts as described herein. As to all such designs, improvements, inventions, mask works, and discoveries, Employee will assist Intelsat in every proper way (but at Intelsat’s expense) to obtain and from time to time enforce patents, copyrights, trademarks, trade secrets, and other proprietary rights and protections related to said designs, improvements, inventions, mask works, and discoveries in all countries, and to that end will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks, trade secrets, and other proprietary rights and protections on and enforcing such designs, improvements, inventions, and discoveries, as Intelsat may desire together with any assignments thereof to Intelsat by persons designated by it.

Agreements Presently in Effect

Exhibit 1 is a list and summary of all agreements presently in effect between Employee and others (excepting prior agreements between Employee and Intelsat) relating to any prior employment or right, title, or interest in or to his or her part of future inventions, improvements, discoveries, and new ideas, or to patent applications or patents relating thereto; and he or she warrants that Exhibit 1 is a complete list of such agreements. A copy of each agreement so listed is attached hereto; and if no such list or no such copies are attached, Employee warrants that no such agreements are now in effect.

Patents, Applications, Inventions

Exhibit 2 is a list and summary of all patents issued on inventions made by Employee before entering Intelsat’s employ, all pending applications filed on such inventions, and all such inventions for which no patents have been obtained or applications therefore filed, and he or she warrants that Exhibit 2 is a complete list of such patents, applications, and inventions. All such patents, applications, and inventions so listed are excluded from the operation of this Agreement; and if no such list is attached, Employee warrants that no such patents, applications, or inventions exist.

Non-Applicability

Paragraph C of this Agreement does not apply to an invention which:

1.	Was developed entirely on the Employee’s own time without using Intelsat’s equipment, supplies, facilities, or trade secret information; and

2.	Does not relate at the time of conception or reduction to practice of the invention to Intelsat’s business, or actual or demonstrably anticipated research or development of Intelsat; and

3.	Does not result from any work performed by the employee for Intelsat (California Labor Code, Art. 3.5, Paragraph 2870).

(D)	CONFIDENTIAL INFORMATION

Employee understands that, in the course of his or her employment with Intelsat, he or she will be given access to Confidential Information and trade secrets including, but not limit to, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flowcharts, research, development, processes, procedures, “know-how,” marketing techniques and materials, marketing and development plans, business plans, merger or acquisition investigations, customer names and other information relating to customers, price lists, pricing policies, and financial information. Confidential Information also includes any information described above which Intelsat obtains from another party and which Intelsat treats as proprietary or designates as Confidential Information, whether or not owned or developed by Intelsat. Employee agrees that during his or her employment by Intelsat and thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, disclose, or transfer any Confidential Information to any person or entity, or utilize any Confidential Information for any purpose, except in the course of Employee’s work for Intelsat. Employee agrees to turn over all copies of Confidential Information in his or her control to Intelsat upon request or upon termination of his or her employment with Intelsat.

(E)	NON-SOLICITATION OF EMPLOYEES

Employee agrees that during his or her employment with Intelsat and for one (1) year thereafter, he or she will not, either directly or indirectly, hire Intelsat employees or former employees (which shall for this purpose include any individual employed by Intelstat at any point during the year preceding such hiring), induce, persuade, solicit or attempt to induce, persuade, or solicit any of Intelsat’s employees to leave Intelsat’s employ, nor will he or she help others to do so. This means, among other things, that if Employee’s employment with Intelsat terminates (whether voluntarily or involuntarily), he or she shall refrain for one (1) year from giving any person or entity the names of his or her former, fellow employees or any information about them, as well as refrain from in any way helping any person or entity hire any of his or her former, fellow employees away from Intelsat. This shall not be construed to prohibit general solicitations of employment through the placing of advertisements.

(F)	REASONABLENESS OF RESTRICTIONS AND AT-WILL EMPLOYMENT

Employee acknowledges and agrees that the restrictive covenants contained in this Agreement (1) are necessary for the protection of the Company’s business; (2) will not unduly restrict Employee’s ability to earn a livelihood after termination of employment; (3) are reasonable in time, territory, and scope; and (4) do not provide for any guaranteed term of employment and that employment remains at-will, except as may otherwise be provided in the Employment Agreement between the Employee, Intelstat, and Intelsat Holdings Limited, dated as of [            ], 2006.

(G)	ASSIGNABILITY

This Agreement may be assigned by the Company in the event of a merger or consolidation of the Company or in connection with the sale of all or substantially all of the Company’s business.

(H)	REFORMATION AND BLUE PENCILING

The covenants of this Agreement shall be severable, and if any of them is held invalid because of its duration, scope of area or activity, or any other reason, Employee agrees that such covenant shall be adjusted or modified by the court to the extent necessary to cure that invalidity, and the modified covenant shall thereafter be enforceable as if originally made in this Agreement.

(I)	MODIFICATION

This Agreement may be modified only by a written document signed by the General Counsel of Intelsat.

(J)	BREACH OF AGREEMENT

Employee agrees that, if he or she should ever breach any of the provisions of the Agreement, he or she shall be personally liable to Intelsat for any direct and indirect damages suffered by Intelsat, including, but not limited to, reasonable attorneys’ fees and expenses incurred in connection with actions undertaken by Intelsat to enforce this Agreement or to seek redress of any breach of this Agreement. Employee further agrees that an impending or existing violation of any of the provisions of this Agreement would cause Intelsat irreparable injury for which it would have no adequate remedy at law, and agrees that Intelsat shall be entitled to obtain injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it at law or in equity, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.

(K)	ENFORCEMENT OF PROVISIONS

This Agreement (1) constitutes my entire agreement with Intelsat with respect to the subject matter hereof, (2) shall be binding on my heirs, executors, administrators, and legal representatives, and (3) shall inure to the benefit of Intelsat’s successors and assignees.

(L)	GOVERNING LAW

This Agreement shall be governed, construed, and enforced in accordance with the laws of the District of Columbia.

IN WITNESS HEREOF, Employee has caused this Agreement to be duly executed.

Date:

Signature:

Employee Name (Printed):

Social Security Number:

Mailing Address:

EXHIBIT 1

Agreements Presently in Effect

Attached hereto is a list and summary of all agreements presently in effect between the Employee and others relating to any prior employment or to any right, title, or interest in or to his or her part or future inventions, improvements, discoveries, and new ideas, or to patent applications or patents relating thereto; and he or she warrants that this is a complete list of such agreements. A copy of each agreement so listed is also attached hereto; and if no such list or no such copies are attached, the Employee warrants that no such agreements are in effect.

EXHIBIT 2

Patents, Applications, Inventions

Attached hereto is a list and summary of all patents issued or inventions made by the Employee before entering the Employee’s employ, all pending applications filed on such inventions, and all such inventions for which no patents have been obtained or applications therefore filed and he or she warrants that this is a complete list of such patents, applications, and inventions. All such patents, applications, and inventions so listed are excluded from the operations of this Agreement, and if no such list is attached, the Employee warrants that no such patents, applications, or inventions exist.